UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2021

HERITAGE INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36462	45-5338504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 McCormick Drive, Suite 300 Clearwater, Florida	33759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 362-7202

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HRTG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Employment Agreement with CEO

As previously reported, Ernie Garateix was promoted to Chief Executive Officer (“CEO”) of Heritage Insurance Holdings, Inc. (the “Company”), effective as of December 1, 2020. In connection with his appointment as CEO, Mr. Garateix and the Company entered into an employment agreement (the “Employment Agreement”), dated January 5, 2021, replacing and terminating the prior employment agreement between Mr. Garateix and the Company. The term of Mr. Garateix’s employment under the Employment Agreement shall continue until December 31, 2023, subject to automatic renewals for successive twelve-month periods, unless otherwise terminated.

Pursuant to the Employment Agreement, Mr. Garateix will receive (i) an annual base salary of $1,000,000, (ii) an annual cash incentive with a minimum opportunity of $500,000, a target opportunity of $1.0 million, and a maximum opportunity of $1.5 million based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $500,000, which shares will vest in three equal annual installments, and (iv) an annual performance based restricted stock award with a minimum opportunity of $250,000, a target opportunity of $500,000, and a maximum opportunity of $1.0 million, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Employment Agreement, the Company will provide Mr. Garateix with medical and disability insurance.

In the event that Mr. Garateix is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason, Mr. Garateix will receive (i) a lump-sum cash severance payment equal to two times his annual base salary in effect immediately preceding the termination, but not less than $2.0 million, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

In the event that Mr. Garateix is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason after a change of control, Mr. Garateix shall receive the severance payments described in the paragraph above, except that his lump-sum cash severance payment will equal three times his base salary in effect immediately preceding the termination.

Upon a termination of employment for any reason, Mr. Garateix would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or his voluntary termination for good reason, Mr. Garateix would be subject to a one-year post-employment non-competition restrictive covenant.

The foregoing summary of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement itself, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished as part of this Current Report on Form 8-K.

No.	Exhibit

10.1	Employment Agreement dated January 5, 2021 between Heritage Insurance Holdings, Inc. and Mr. Garateix.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE INSURANCE HOLDINGS, INC.

Date: January 6, 2021	By:	/s/ Kirk Lusk
Kirk Lusk Chief Financial Officer

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